Exhibit 99.1

TaylorMade-adidas Golf Company completes

acquisition of Adams Golf

Golf-Industry Veteran John Ward is named President of Adams Golf

Herzogenaurach, Germany / Carlsbad, California (June 1, 2012) — The adidas Group together with its TaylorMade-adidas Golf business segment today announced the successful completion of its acquisition of Adams Golf, Inc. for $ 10.80 per share in cash which represents a transaction value of approximately $ 70 million (€ 53 million). The acquisition adds a further strong golf brand to an already powerful portfolio that includes TaylorMade, adidas Golf and Ashworth.

“We’ve long admired Adams Golf’s enthusiasm for incorporating performance technologies into its equipment, just as TaylorMade-adidas Golf does,” commented Mark King, President and CEO of TaylorMade-adidas Golf Company. “Uniting the talents of the TaylorMade-adidas Golf and Adams Golf research and development departments will help us develop even better equipment for the target consumers of both brands.”

In recent years, the majority of Adams Golf’s sales have been generated in the United States. TaylorMade-adidas Golf plans to use its worldwide distribution channels, established with the help of the adidas Group, to develop Adams Golf into a global brand, creating the potential to increase sales of Adams Golf.

“This is an incredibly exciting time for us at TaylorMade-adidas Golf,” added Mark King. “We’ve just recorded the best first-quarter performance in the company’s history, and we’re on course to celebrate another record year. Adams Golf also got off to an excellent start in 2012, with sales up 25 per cent in the first quarter. Adding the Adams Golf brand will make the organization even better equipped to serve the needs of all types of golfers, helping us continue our quest to be the best golf company in the world in terms of the quality of our products, our presence on Tour and the volume of our sales.”

The Adams Golf business will be led by John Ward, whom TaylorMade-adidas Golf has appointed President. A 20-year veteran of the company’s sales force, Ward has served as Vice President of US sales for the TaylorMade brand since 2010.

“I have worked with John for two decades and know that his passion for this game and dynamic leadership is going to inspire Adams Golf to constantly seek greater success,” said King. “The immediate opportunity for growth is international expansion and there is no one better suited to lead this charge than someone who has participated in TaylorMade-adidas Golf’s global growth.”

About the adidas Group

The adidas Group is one of the global leaders within the sporting goods industry, offering a broad range of products around the core brands: adidas, Reebok, TaylorMade, Rockport and Reebok-CCM Hockey. Headquartered in Herzogenaurach, Germany, the Group has more than 46,000 employees and generated sales of over €13.3 billion in 2011.

About TaylorMade-adidas Golf

Headquartered in Carlsbad, California, TaylorMade-adidas Golf Company sells golf clubs, balls, clothing and accessories under the TaylorMade, adidas Golf and Ashworth brands. TaylorMade-adidas Golf Company posted 2011 sales of over €1.0 billion.

About Adams Golf

Adams Golf designs, assembles, markets and distributes premium quality, technologically innovative golf clubs for all skill levels. Recently launched products include the Speedline Fast 12 drivers, Fast 12 LS drivers and the Speedline Fast 12 fairway woods, along with the Idea a12 OS irons and hybrids, Idea a12 hybrids, Idea Pro a12 irons and hybrids, Idea Tech V3 irons and hybrids, Redline irons, Idea a7 and a7 OS irons and hybrids, and Speedline 9088 UL drivers. Adams Golf also develops new products under the Yes! Putters, Women’s Golf Unlimited, Lady Fairway and Square 2 brands. In 2011, net sales were approximately $ 97 million (€ 73 million).

Media Contacts:

Christa McNamara

TaylorMade-adidas Golf Company

Director of Corporate Communications, Global Marketing

Tel.: 760-918-6466

christa.mcnamara@tmag.com

Dave Cordero

TaylorMade-adidas Golf Company

Manager, Public Relations, Global Marketing

Tel.: 760-918-6367

dave.cordero@tmag.com